ATTACHMENT OF DISCLOSURES REQUIRED BY ITEMS
                               77K AND 77Q1 OF FORM N-SAR

      (Attachment also required pursuant to Sections 304(a)(1) and
                        (2) of Regulation S-K)




     1. Effective May 27, 2003, Crowe Chizek and Company LLC ("Crowe Chizek") resigned as the independent public accountants for Unified Series Trust (the "Trust"), which is comprised of the ACM Convertible Securities Fund, Auxier Focus Fund, Corbin Small-Cap Value Fund, GJMB Growth Fund, GLOBALT Growth Fund, Marathon Value Portfolio, RiverGuide Fund, StoneRidge Equity Fund, StoneRidge Bond Fund, and StoneRidge Small Cap Growth Fund.

     2. The report of Crowe Chizek on the balance sheet dated as of December 23, 2002 relating to each series of the Trust did not contain an adverse opinion or disclaimer of opinion nor were any reports qualified or modified as to uncertainty, audit scope, or accounting principles.

     3. The change of accountants to McCurdy & Associates CPA's, Inc. ("McCurdy") was approved by the Audit Committee of the Board of Trustees and by the full Board on June 9, 2003. McCurdy has been engaged to audit each series of the Trust for each series' current fiscal year.

     4. In connection with the audit of the balance sheet dated December 23, 2002, and the interim period preceding the resignation, the Trust had no disagreements with Crowe Chizek on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Crowe Chizek would have caused it to make reference to the subject matter of the disagreement in connection with its report.

     5. There are no reportable events under Item 304(a)(1)(v)(A) through (D) of Regulation S-K for any fiscal period preceding the resignation of Crowe Chizek.

     6. Prior to the Trust's engagement of McCurdy, neither the Trust nor anyone acting on behalf of the Trust consulted McCurdy regarding any matter concerning the Trust or any of the series comprising the Trust.